Delaware Group Equity Funds III
NSAR Exhibit List
June 30, 2009


Item 77Q1:  Exhibits.
Certificate of Amendment to Agreement and Declaration of Trust of Delaware Group
Equity Funds III dated February 26, 2009 attached as an exhibit.